TOLLYCRAFT YACHT CORPORATION

TERMS OF $10 PREFERRED SHARES, SERIES A
1 Designation and Amount. The shares of such series shall be designated "$10 Preferred Shares, Series A," and shall be issuable from the authorized Capital
Stock. The number of shares constituting such series shall initially be a maximum of 1,5000,000. The shares of such series shall have a stated par value of $.001 per share. Such series is herein sometimes referred to as the "Series A Preferred Shares."

2 Preferred Dividends. The holders of Series A Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Corporation legally available therefor, cash dividends per share in the same amount and time as the Common Shares. Dividends shall be payable to holders of record as they appear on the stock transfer records of the Corporation on such record dates, which shall be not more than 60 days nor less than 10 days preceding the payment dates, as shall be fixed by the Board of Directors.

3 Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Preferred Shares are entitled to receive out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, before any payment is made or any assets are distributed to holders of Common Shares and of any other class of shares of the Corporation ranking junior to the Series A Preferred Shares, liquidating distributions in the amount of $10 per Series A Preferred Share plus accrued and unpaid dividends, whether or not declared, without interest.
If upon any liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Series A Preferred Shares and any other preferred shares ranking as to any such distribution on a parity with the Series A Preferred Shares are not paid in full, the holders of the Series A Preferred Shares and of such other preferred shares shall share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series A Preferred Shares shall not be entitled to any further participation in any distribution of assets by the Corporation. Neither a consolidation nor merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property shall be considered a liquidation, dissolution or winding up of the Corporation for these purposes.

4 Voting Rights. Except as indicated below or otherwise required by law, holders of Series A Preferred Shares will have no voting rights. Without the vote or consent of the holders of at least two-thirds of the Series A Preferred Shares then outstanding, the Corporation may not (a) create or issue or increase the authorized number of shares of any class or series of shares ranking prior to the Series A Preferred Shares either as to dividends or upon liquidation, dissolution or winding up, or any security convertible into or exercisable or exchangeable for such Shares, (b) purchase or redeem less than all of the Series A Preferred Shares then outstanding when any dividends on the Series A Preferred Shares are in arrears, or (c) amend, alter or repeal any of the provisions of the Articles of Incorporation, or otherwise, so as to affect any right, preference, privilege or voting power of the Series A Preferred Shares or the holders thereof; provided, however, that any increase in the amount of authorized Preferred Shares or the creation and issuance of any other class of Preferred Shares, or any increase in the amount of authorized shares of such class or of any other class of Preferred Shares, in each case ranking on a parity with or junior to the Series A Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to affect such rights, preferences or voting powers.